Exhibit 10.1
Third Amendment to the
Campbell Soup Company
Supplemental Retirement Plan

WHEREAS, Campbell Soup Company (“Company”) previously established the Campbell Soup Company Supplemental Retirement Plan (the “Plan”) primarily to provide eligible executives of the Company and any designated subsidiary with an additional method of planning for retirement and other significant saving needs with respect to amounts deferred or vested after 2004;

WHEREAS, pursuant to Article IX of the Plan, the corporate officer in charge of Human Resources of the Company reserves the right to amend or terminate the Plan;

WHEREAS, the corporate officer in charge of Human Resources desires to amend the Plan to comply with the final regulations under section 162(m) of Internal Revenue Code of 1986, as amended (the “Code”) and remove certain language that could delay a Plan distribution if the payment would be non-deductible under Code section 162(m).

NOW, THEREFORE, BE IT:

RESOLVED, effective December 31, 2020, Article I, Section 1.9 is amended to read, in its entirety, as follows:

1.9 “Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof. All members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”).

RESOLVED, effective December 31, 2020, Article V, Section 5.11 is amended to read, in its entirety, as follows:

5.11 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that making the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 5.11 shall be paid in accordance with Code section 409A on the earliest date in which the Company reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

IN WITNESS WHEREOF, this instrument has been executed on December 23, 2020.

Campbell Soup Company

By: /s/ Xavier Boza
Xavier Boza
EVP & Chief Human Resources Officer